Exhibit 10.1

CLEVELAND BIOLABS, INC.

SEVERANCE BENEFIT PLAN

1. INTRODUCTION. This Severance Benefit Plan (the “Plan”) is established by Cleveland BioLabs, Inc. (the “Company”) on March 21, 2014 (the “Effective Date”). The Plan provides for severance and change in control benefits to selected U.S. employees of the Company who are designated as participants in the Plan. This document, together with the Participation Notice, constitutes the Summary Plan Description for the Plan.

2. PAYMENTS & BENEFITS.

If there is a Qualifying Termination and the Participant signs a Release within 45 days following the Qualifying Termination and does not revoke the Release as permitted by law, the Company will provide the following payments and benefits, subject to the terms of the Plan, to be paid out through ordinary payroll less usual and customary payroll deductions, such payments to be initiated within 21 days following return of the signed Release:

(i) Cash Severance. The Company will pay cash severance to the Participant in an amount equal to the Participant’s Monthly Base Salary times the number of months set forth in the Participant’s Participation Notice. The cash severance will be paid in a lump sum or in installments over a period not to exceed one year following the Participant’s Qualifying Termination, as determined by the Company in its sole discretion.

(ii) Extention of Option Exercise Period. The Company will extend the exercise period of any vested options to purchase Common Stock of Company that Participant may have as of the last day of employment (the “vested Stock Options”) for a period of one (1) year from Participant’s last day of employment or until expiration of the stated term of such stock option, whichever period is shorter. Notwithstanding the foregoing, options that would have vested during the Severance Period shall immediately vest on the last day of the Participant’s employment. All of the Participant’s stock options that are not scheduled to vest until after the Severance Period, shall terminate upon the last day of the Participant’s employment.

(iii) Health Insurance Premiums. If the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the full amount of the Participant’s COBRA premiums on behalf of the Participant, including coverage for the Participant’s eligible dependents, in any such case as and when such premiums or coverage amounts would be due if paid for by the Participant, until the earliest to occur of (i) the end of the number of months set forth in the Participant’s Participation Notice, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (iii) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Qualifying Termination through the earliest to occur of the dates set forth in clause (i) through (iii), the “COBRA

Payment Period”). These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). Within 21 days following return of the signed Release, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of the Qualifying Termination, with the balance of the payments paid thereafter on the original schedule. In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease. Any insurance premiums that are paid by the Company will not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

3. PARTICIPATION. The Plan Administrator will select the Participants and will deliver a notice to each Participant, substantially in the form attached hereto as the “Participation Notice”, informing the employee that he or she is eligible to participate in the Plan. Each employee of the Company who receives a Participation Notice and timely returns a signed copy of the Participation Notice to the Company is a “Participant” in the Plan.

4. EXCEPTIONS TO ELIGIBILITY FOR BENEFITS; TERMINATION AND/OR RECOUPMENT OF BENEFITS

(a) Exceptions to Benefits. Notwithstanding anything to the contrary herein, a Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances:

(i) The Participant has not entered into the Company’s standard form of Employee Confidentiality, Assignment, Non-Competition and Non-Solicitation Agreement or any similar or successor document (the “Confidentiality Agreement”).

(ii) The Participant has failed to return all Company Property within 10 days after receiving written notice from the Company asking for the return of some or all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property in the Participant’s possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, a Participant is not required to return the Participant’s personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.

(b) Termination and/or Recoupment of Benefits.

(i) A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator, (1) willfully breaches a material provision of the Confidentiality Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in the Participant’s employment agreement, offer letter or under applicable law; (2) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or (3) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third party to terminate their existing business relationship with the Company or interferes in any other adverse manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party. Further, during the period for which the Participant is receiving benefits under the Plan, the Participant agrees to voluntarily cooperate with the Company by making himself or herself reasonably available without further compensation to assist with any threatened or pending litigation against the Company and any pending patent applications and if a Participant fails to do so, his or her benefits under the Plan will terminate immediately.

(ii) In addition, if a Participant is reemployed by the Company or any of its subsidiaries, affiliates, or successors before the completion of the payment of severance pay pursuant to Sections 2(i) and (iii), the Participant’s right to receive benefits under the Plan will terminate immediately.

5. CONDITIONS AND LIMITATIONS ON BENEFITS.

(a) Prior Agreements. By accepting participation in the Plan, the Participant irrevocably waives the Participant’s rights to any severance benefits (including vesting acceleration) that would be paid on a Qualifying Termination under any offer letter or employment agreement with the Company that is in effect on the date the Participant signs the Participation Notice. The payments pursuant to the Plan are in addition to, and not in lieu of, any accrued but unpaid salary, bonuses or employee welfare benefits to which a Participant is entitled for the period ending with the Participant’s Qualifying Termination.

(b) Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(c) Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of the Participant’s Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

(d) Parachute Payments. This section explains what happens if any payments or benefits owed under the Plan are deemed to be “parachute payments” that would be subject to excise tax under the Code. Except as otherwise expressly provided in a written agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a change in ownership or control (within the meaning of Section 280G of the Code and the treasury regulations issued thereunder) from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount (clause (A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, clause (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of equity award (i.e., earliest granted equity awards are cancelled last).

6. TAX MATTERS.

(a) Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(b) Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of becoming a Participant in the Plan.

(c) Application of Code Section 409A. This section explains how certain Plan provisions will be interpreted and applied in effort to avoid excise tax under the deferred compensation provisions of the Code. Notwithstanding any other provision of the Plan to the contrary, in no event shall the severance benefits payable to a Participant under the Plan exceed two times the lesser of (i) the sum of the eligible employee’s “annualized compensation” based upon the annual rate of pay for services provided to the Company for the taxable year preceding the taxable year in which the Participant has a Qualifying Termination, within the meaning of Treas. Reg. Section 1.409A-1(b)(9)(iii) or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code, for the year in which the Participant has a Qualifying Termination (the “Section 409A Limit”). In addition, notwithstanding any other provision of the Plan to the contrary, in no event shall any amounts under the Plan be paid or provided after the last day of the second taxable year following the taxable year in which the Participant has a Qualifying Termination. Pursuant to the foregoing limitation, it is intended that all of the benefits provided under the Plan satisfy the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and the Plan will be construed to the greatest extent possible as consistent with those provisions. (Thus, for purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive any installment payments under the Plan will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Plan will at all times be considered a separate and distinct payment.) To the extent that the severance benefits provided to a Participant pursuant to Section 2 would exceed the Section 409A Limit but for this limitation and would be subject to Section 409A, the cash severance provided in Section 2(i) shall be reduced to an amount such that the severance benefits payable to the Participant under Section 2 are reduced to an amount below the Section 409A Limit. This Section 6(c) shall not be construed as limiting or reducing any severance benefits that would not subject to Section 409A regardless of the application of Treas. Reg. Section 1.409A-1(b)(9)(iii).

7. CLAWBACK; RECOVERY. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or any similar term under any plan of or agreement with the Company.

8. RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion. The Plan Administrator will have the exclusive discretion and authority to administer, construe and interpret the Plan and to decide any and all questions arising in connection with the operation of the Plan.

(b) Amendment or Termination. The Plan Administrator reserves the right to amend the Plan or any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time for the benefit of the Participant without prior notice. Unless terminated sooner by the Plan Administrator, the Plan shall automatically terminate immediately following the day before the third anniversary of the date the Plan is adopted by the Board. No such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan or any Participation Notice will be in writing and executed by a duly authorized officer of the Company and approved by the Plan Administrator.

9. NO IMPLIED EMPLOYMENT CONTRACT. The Plan will not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without Cause, which right is hereby reserved.

10. DEFINITIONS. For purposes of the Plan, the following terms are defined as follows:

(a) “Cause” means any of the following events: (i) Participant’s failure substantially to perform his or her duties and responsibilities to the Company, which is not cured within 30 days of written notice to the Participant; (ii) Participant’s commission (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (iii) any intentional or grossly negligent act by the Participant that has caused or is reasonably expected to result in material injury to the Company; (iv) Participant’s material breach of any obligation under any written agreement with the Company, including but not limited to the Confidentiality Agreement, that is not cured within 30 days of written notice to the Participant; (v) Participant’s violation of a Company policy, or commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct, that has caused or is reasonably expected to result in material injury to the Company; or (vi) material unauthorized use, disclosure or misappropriation by Participant of any proprietary information, trade secret or other asset of the Company or entrusted to the Company by a third party.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” means the common stock of the Company.

(d) “Monthly Base Salary” means the Participant’s monthly base salary in effect immediately prior to date of the Qualifying Termination.

(e) “Plan Administrator” means the Board of Directors of the Company (the “Board”) or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(f) “Qualifying Termination” means a Participant’s involuntary termination of employment by the Company, resulting in a Separation from Service, for a reason other than death, disability, or Cause.

(g) “Release” means a general waiver and release substantially in the forms attached hereto as Exhibit A, which forms may be modified by the Plan Administrator, in its sole discretion, to comply with applicable law and/or to incorporate the terms into a separation agreement or other written agreement with the Participant.

(h) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

(i) “Severance Period” means the time period equivalent to the number of months of Monthly Base Salary to be paid to the Participant as set forth in the Participation Notice.

11. LEGAL CONSTRUCTION. The Plan will be governed by and construed under the laws of the State of New York (without regard to principles of conflict of laws), except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

12. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or the applicant’s authorized representative). The Plan Administrator is set forth below.

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 13(d).

The notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review will be in writing and will be addressed to:

Cleveland BioLabs, Inc.

Attn: Corporate Secretary

73 High Street, Buffalo, NY 14203

Fax: (716) 849-6820

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or the applicant’s representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to the applicant’s claim. The applicant (or the applicant’s representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or the applicant’s representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

13. BASIS OF PAYMENTS TO AND FROM PLAN. All benefits under the Plan will be paid by the Company. The Plan will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.

14. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 20-0077155. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 501.

(b) Plan Name. Cleveland Biolabs, Inc. Severance Benefit Plan.

(c) Type of Plan. Welfare Benefit Plan – Severance Pay

(d) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(e) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Cleveland BioLabs, Inc.

Attn: Chief Executive Officer

73 High Street, Buffalo, NY 14203

Fax: (716) 849-6820

(f) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is the Company. All notices and requests should be directed to:

Cleveland BioLabs, Inc.

Attn: Board of Directors

73 High Street, Buffalo, NY 14203

Fax: (716) 849-6820

The telephone number for the Plan Sponsor and Plan Administrator is (716) 849-6810. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

15. STATEMENT OF ERISA RIGHTS.

Participants in the Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. Participants in the Plan are considered participants in the Plan for the purposes of this paragraph and, under ERISA, such Participants are entitled to:

Receive Information About Your Plan and Benefits

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(c) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and other Plan Participants and beneficiaries. No one, including the Participant’s employer, union or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a Plan benefit or exercising a Participant’s rights under ERISA.

Enforcement of Participant Rights

If a Participant’s claim for a Plan benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Plan, if applicable, and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If a Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court.

If a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.

Assistance With Participant Questions

If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If the Participant have any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

16. GENERAL PROVISIONS.

(a) Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s General Counsel), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in above, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The

Plan will be binding upon any surviving entity resulting from a change in ownership or control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(e) Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

[                    ]

SEVERANCE BENEFIT PLAN

PARTICIPATION NOTICE

To:
Date:

You have been designated as eligible to be a Participant in the [                    ] Severance Benefit Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan document and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

The table below designates the benefits you are eligible to receive pursuant to the Plan.

	Cash Severance Payment	Maximum Duration of COBRA Payment Period	Outstanding Equity Awards That Will Accelerate
Qualifying Termination	[ ] months of your Monthly Base Salary	[ ] months	Equity awards that would have vested during the Severance Period* but for the termination of employment

By accepting participation in the Plan, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

Please return to the Company a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records.

(Signature)

(Print Name)

(Date)

EXHIBIT A

FORM OF RELEASE AGREEMENT

AGREEMENT AND GENERAL RELEASE

Cleveland Biolabs, Inc. (“Employer”) and [Participant Name], his/her heirs, executors, administrators, successors, and assigns (collectively “Employee”), agree that:

1. Last Day of Employment. Employee’s last day of full time employment with Employer will be [Date] (“Last Day”).

2. Consideration. In consideration for Employee timely signing (and not timely revoking) this Agreement and General Release, and complying with its terms, Employer agrees to provide those benefits listed in the Cleveland Biolabs, Inc. Severance Benefit Plan and related Participation Notice, dated [Insert Date].

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies specified in paragraph “2” above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4. General Release. Claims Not Released and Related Provisions.

a. General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof including but not limited to, Alcott HR Group LLC d/b/a Alcott HR and its affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, attorneys, officers, shareholders, directors and agents thereof, as well as all administrators, service providers, both individually and in their business capacities, and fiduciaries (as the term fiduciary is defined under the Employee Retirement Income Security Act of 1974, as amended) of any employee benefit plan sponsored by such persons (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (modified below);

•	The Immigration Reform and Control Act;

1

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Genetic Information Nondiscrimination Act;

•	The Equal Pay Act;

•	[INSERT STATE LAWS]

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses, including attorneys’ fees incurred in these matters

b. Claims Not Released. Employee is not waiving any rights he/she may have to (a) his/her own vested accrued employee benefits under Employer’s health, welfare, or retirement benefit plans as of the Last Day; benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes, or, as applicable, statutory disability payments; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement and General Release; (e) challenge the validity of this Agreement and General Release; and/or, (f) if Employee worked or resides in California, claims for indemnification of Employee’s reasonable expenses incurred for the Company under California Labor Code section 2802.

c. Governmental Agenices. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

d. California Employees. If Employee worked or resides in California, Employee also agrees that this Agreement and General Release will cover all claims of every nature and kind whatsoever, which Employee may have, known or unknown, suspected or unsuspected, past or present, which he/she may have against Employer, despite the fact that California Civil Code section 1542 may provide otherwise. Employee expressly waives any right or benefit available to Employee in any capacity under the provisions of Section 1542, which provides as follows:

A general release does not extend to the claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with debtor.

e. Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

5. Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement and General Release. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.

Employee affirms that as of the date he/she signs this Agreement, he/she is not Medicare eligible (i.e., is not is not 65 years of age or older; is not suffering from end stage renal failure; has not received Social Security Disability Insurance benefits for 24 months or longer, etc.). Nonetheless, if the Centers for Medicare & Medicaid Services (CMS) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the payment to Employee under this settlement, Employee agrees to (i) indemnify, defend and hold Releasees harmless from any action by CMS relating to medical expenses of Employee, (ii) reasonably cooperate with Releasees upon request with respect to any information needed to satisfy the reporting requirements under Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, if applicable, and any claim that the CMS may make and for which Employee is required to indemnify Releasees under this paragraph, and (iii) waive any and all future actions against Releasees for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

Employee agrees to cooperate with Employer in regard to the transition of business matters handled by Employee during Employee’s employment with Employer and in regard to any litigation brought by or against Employer. Employee will be reasonably available by telephone or in person to assist Employer.

Employee will not apply for or otherwise seek employment with Employer at any time unless a duly authorized officer of Employer invites Employee to apply for a position in writing. Employee acknowledges that Employee’s agreement not to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory or retaliatory.

Employee will not defame or maliciously disparage Employer or its business.

Employee affirms that all of the Employer’s decisions regarding Employee’s pay and benefits through the Last Day were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

[INSERT ELIGIBILITY REQUIREMENTS/APPLICABLE DATA IF APPLICABLE]

6. Limited Disclosure and Return of Property. Employee agrees not to disclose any information regarding this Agreement and General Release, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release, and/or to any federal, state or local government agency.

Employee affirms that Employee has returned all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

7. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of the Last Day, without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. If the general release language is found to be invalid or unenforceable, Employee agrees to execute a binding replacement release.

8. Nonadmission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9. Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

10. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except the Confidentiality Agreement dated [                    ] and the Cleveland Biolabs, Inc. Severance Benefits Plan and related Participation Notice, which are incorporated herein by reference.

11. Expiration of Offer. The offer contained in this Agreement and General Release will expire if it is not accepted within fourty-five (45) calendar days after Employee receives it.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO FOURTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO LEAH BROWNLEE, VICE PRESIDENT OPERATIONS, 73 HIGH STREET, BUFFALO, NY 14203, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE DELIVERED TO LEAH BROWNLEE, VICE PRESIDENT OPERATIONS, 73 HIGH STREET, BUFFALO, NY 14203, LBrownlee@cbiolabs.com, OR HER DESIGNEE, WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

[PARTICIPANT]	CLEVELAND BIOLABS, INC.

By:	By:

Date	Date: